Exhibit 1

EXECUTION COPY

VOTING AGREEMENT

This VOTING AGREEMENT (this “Voting Agreement”) is made and entered into as of May 7, 2004 by and among Zions Bancorporation, a Utah corporation (“Zions”), on the one hand, and Robert S. Bland, Maureen A. Bland and Southcote Partners, L.P., a Delaware limited partnership, on the other hand, (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, Quotesmith.com, Inc., a Delaware corporation (“Quotesmith”), has entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of January 31, 2004 (executed on March 1, 2004), by and among Quotesmith, Life Quotes Acquisition, Inc., Kenneth L. Manley and Life Quotes, Inc.;

WHEREAS, Life Quotes Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Quotesmith (“Life Quotes Acquisition”), has entered into that certain Real Estate Purchase and Sale Agreement (the “Real Estate Purchase Agreement”), dated as of January 31, 2004 (executed on March 1, 2004), by and between the Kenneth L. Manley Revocable Trust dated as of June 10, 1987 and Life Quotes Acquisition;

WHEREAS, Zions and Quotesmith have entered into that certain Stock Purchase Agreement (as amended, extended or otherwise modified, the “Stock Purchase Agreement”), dated as of March 1, 2004, pursuant to which Zions has agreed to purchase and Quotesmith has agreed to issue and sell to Zions (the “Stock Sale”), subject to the terms and conditions set forth therein, 2,363,636 shares of Quotesmith’s common stock, par value $0.003 per share (“Common Stock”), for the purchase price of $13,000,000;

WHEREAS, the Stock Purchase Agreement currently contemplates that the proceeds from the Stock Sale will be used by Quotesmith to fund in part the transactions contemplated by the Asset Purchase Agreement and the Real Estate Purchase Agreement;

WHEREAS, the Stock Sale cannot be consummated until such time as Quotesmith convenes a meeting of its stockholders and the Stock Sale is approved by the affirmative vote of a majority of the total votes cast on such matter in person or by proxy at such meeting;

WHEREAS, Zions is willing to lend $6,500,000 to Quotesmith on the terms set forth in that certain Promissory Note (the “Note”), dated as of the date hereof, made by Quotesmith for the benefit of Zions, so that Quotesmith can consummate the transactions contemplated by the Asset Purchase Agreement and the Real Estate Purchase Agreement prior to stockholder approval and consummation of the Stock Sale;

WHEREAS, the terms of the Note and Amendment No. 1 to Stock Purchase Agreement, dated as of the date hereof, by and between Quotesmith and Zions require that the proceeds from the Stock Sale be used to pay in full in cash any outstanding amounts owed to Zions under the Note; and

WHEREAS, as a condition to making such loan to Quotesmith, Zions has required that each of the Stockholders enter into, and each of the Stockholders has agreed to enter into, this Voting Agreement so as to ensure that the Stock Sale will be approved by the stockholders of Quotesmith, the transactions contemplated by the Stock Purchase Agreement will be consummated and the Note will be paid in full in cash upon the consummation of such transactions;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Representations and Warranties of the Stockholders.  Each of the Stockholders hereby represents and warrants to Zions as follows:

(a)                                  Authority.  Such Stockholder has all necessary power and authority to enter into this Voting Agreement and perform all of such Stockholder’s obligations hereunder.

(b)                                 Binding Obligation.  This Voting Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)                                  Ownership of Shares.  Such Stockholder is the beneficial owner of the number of shares of Common Stock and options exercisable for shares of Common Stock set forth on Annex A hereto (the “Existing Shares” and, together with any shares of Common Stock or options exercisable for shares of Common Stock the beneficial ownership of which is acquired by such Stockholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all of the shares of Common Stock or options exercisable for shares of Common Stock beneficially owned by such Stockholder.  With respect to the Existing Shares, except to the extent shared or deemed shared with Zions or any other Stockholder, such Stockholder has sole voting power and sole power to issue the instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition, with no restrictions on the voting rights, rights of disposition or otherwise.

(d)                                 No Conflicts.  Neither the execution, delivery and performance of this Voting Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, stockholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which such Stockholder is a party or which such Stockholder is subject to or bound.

2.                                       Voting Agreement.  Each of the Stockholders hereby agrees to vote or caused to be voted all of such Stockholder’s Shares (i) in favor of the issuance and sale of 2,363,636 shares of Common Stock to Zions pursuant to terms of the Stock Purchase Agreement and the consummation of the transactions contemplated by the Stock Purchase Agreement and the Investor Rights Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Quotesmith under the Stock Purchase Agreement; and (iii) against any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the benefit to Zions of the transactions contemplated by the

Stock Purchase Agreement.  Each of the Stockholders agrees not to enter into any agreement, arrangement or understanding with any Person prior to the Termination Date (as defined below) to vote or give instructions, whether before or after the Termination Date, in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

3.                                       Stockholder Capacity.  Each of the Stockholders is entering this Voting Agreement in such Stockholder’s capacity as the beneficial owner of the Shares, and not in such Stockholder’s capacity as a director or officer of Quotesmith.  Nothing in this Voting Agreement shall be deemed in any manner to limit the discretion of any Stockholder to take any action, or fail to take any action, in such Stockholder’s capacity as a director or officer of Quotesmith that may be required of such Stockholder under applicable law.

4.                                       Termination.  The obligations of each of the Stockholders hereunder shall terminate upon the consummation of the transactions contemplated by the Stock Purchase Agreement. If the transactions contemplated by the Stock Purchase Agreement are not consummated, the obligations of each of the Stockholders hereunder shall terminate upon the termination of the Stock Purchase Agreement in accordance with its terms.  The “Termination Date” for any particular provision hereunder shall be the date of termination of such Stockholder’s obligations pursuant to this Section 4.

5.                                       Specific Performance.  Each of the Stockholders acknowledges that such Stockholder would be impossible to determine the amount of damages that would result from any breach of any of such Stockholder’s obligations under this Voting Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Zions shall, in addition to any other rights or remedies which such Stockholder may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain such Stockholder from violating any of such Stockholder’s obligations under this Voting Agreement.  In connection with any action or proceeding for such equitable or injunctive relief, each of the Stockholders hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of such Stockholder under this Voting Agreement specifically enforced against them, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against such Stockholder enjoining or restraining any breach or threatened breach of this Voting Agreement.

6.                                       Miscellaneous.

(a)                                  Definitional Matters.

(i)                                     For purposes of this Agreement, beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the United States Securities Exchange Act of 1934, as amended.

(ii)                                  All capitalized terms used but not defined in this Voting Agreement shall have the respective meanings that the Stock Purchase Agreement ascribes to such terms.

(iii)                               The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Voting Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)                                 Entire Agreement.  This Voting Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(c)                                  Parties in Interest.  This Voting Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Voting Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Voting Agreement.

(d)                                 Assignment.  This Voting Agreement and the rights, interests and obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by any Stockholder without the prior written consent of Zions.  This Voting Agreement and the rights, interests and obligations hereunder, may be assigned, by operation of law or otherwise, in whole or in part, by Zions to any Affiliate thereof.  Any attempted assignment by any Stockholder contrary to the provisions of this Section 6(d) shall be null and void.

(e)                                  Modifications; Waivers.  This Voting Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.  No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(f)                                    Severability.  Any term or provision of this Voting Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement in any other jurisdiction.  If any provision of this Voting Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g)                                 Governing Law; Venue.  THIS VOTING AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  Each of the parties hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Voting Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Voting Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court located in Delaware.  The parties hereby consent to and grant any such court jurisdiction over the person and property of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6(k) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(h)                                 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS VOTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS VOTING AGREEMENT BY, AMONG OTHER

THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(h).

(i)                                     Attorney’s Fees.  The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Voting Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any other Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(j)                                     Counterparts.  This Voting Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(k)                                  Notices.  All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Voting Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if personally delivered by hand, (ii) on the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) on the date of delivery if sent by a nationally recognized overnight express courier (with charges prepaid), (iv) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient’s facsimile machine) of receipt by the recipient of such notice (if a confirming copy is also sent by another method) or (v) by any other method of communication mutually agreed to by the parties hereto:

If to Zions, to:

Zions Bancorporation
One South Main Street, Suite 1138

Salt Lake City, Utah 84111

Attention:  John B. Hopkins

Telephone No.: (801) 844-8587

Facsimile No.:  (801) 524-2129

With a copy, which shall not

constitute notice, to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attention: Stanley F. Farrar
Telephone No.: (310) 712-6600
Facsimile No.:  (310) 712-8800

If to any of the Stockholders, to:

Robert S. Bland
1512 Willow Creek Lane
Darien, IL 60561
Telephone No.: (630) 515-0170 ext. 101
Facsimile No.:  (630) 515-0276

With a copy, which shall not

constitute notice, to:

Duane Morris LLP
227 West Monroe, Suite 3400
Chicago, Illinois 60606
Attention: David J. Kaufman

Telephone No: (312) 499-6741
Facsimile No:  (312) 499-6701

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

ZIONS BANCORPORATION

By:	/s/ John B. Hopkins
Name: John B. Hopkins
Title: Vice President of Finance

/s/ Robert S. Bland
Robert S. Bland

/s/ Maureen A. Bland
Maureen A. Bland

SOUTHCOTE PARTNERS, L.P.

By:	/s/ Robert S. Bland
Name: Robert S. Bland
Title: General Partner

By:	/s/ Maureen A. Bland
Name: Maureen A. Bland
Title: General Partner

ANNEX A(1)

Name of Stockholder	Number of shares of Common Stock beneficially owned	Number of options exercisable for shares of Common Stock beneficially owned	Percent of Common Stock beneficially owned on a fully diluted basis
Robert S. Bland	2,356,445	3,333	47.5%
Maureen A. Bland	2,356,445	0	47.5%
Southcote Partners, L.P.	2,356,445	0	47.5%

(1)                                  Does not include any shares owned by William V. Thoms or Susan E. Thoms which may be deemed to be                  beneficially owned by Robert S. Bland, Maureen A. Bland or Southcote Partners, L.P.